Exhibit h.2

THL CREDIT, INC.

(a Delaware corporation)

$50,000,000

6.125% Notes due 2023

UNDERWRITING AGREEMENT

October 2, 2018

Keefe, Bruyette & Woods, Inc.

as Representative of the several Underwriters

c/o Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, 4th Floor

New York, New York 10019

Ladies and Gentlemen:

THL Credit, Inc., a Delaware corporation (the “Company”), and THL Credit Advisors LLC, a Delaware limited liability company (“THL Advisors” and, together with the Company, the “THL Entities”), confirm their respective agreements with Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters”, which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Keefe Bruyette is acting as representative (in such capacity, the “Representative”), with respect to (i) the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of their respective portion of $50,000,000 aggregate principal amount of 6.125% Notes due 2023 of the Company (the “Initial Notes”) set forth in Schedule A hereto and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of an additional $7,500,000 aggregate principal amount of 6.125% Notes due 2023 of the Company (the “Option Notes”). The Initial Notes and all or any part of the Option Notes are hereinafter called, collectively, the “Notes”.

The Company understands that the Underwriters propose to make a public offering of the Notes as soon as the Representative deems advisable after this Agreement has been executed and delivered.

The Notes will be issued under an indenture dated as of November 18, 2014 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture to be dated as of October 5, 2018 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”) pursuant to a blanket letter of representations to be dated prior to the Closing Time (as defined herein), between the Company and DTC.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-2 (File No. 333-217217), covering the registration of the sale of the Notes and certain of the Company’s other securities under the Securities Act of 1933, as amended (the “1933 Act”), which registration statement was most recently declared effective by the Commission on June 5, 2018. The prospectus included in such registration statement at the time it was declared effective on June 5, 2018 is hereinafter referred to as the “Base Prospectus”. The Company has also prepared and filed with the Commission a preliminary prospectus supplement, dated October 2, 2018, along with the Base Prospectus (collectively, the “Preliminary Prospectus”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430C (“Rule 430C”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and Rule 497 (“Rule 497”) of the 1933 Act Regulations. The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (a) of Rule 430C is referred to as “Rule 430C Information”. Such registration statement, including the amendments thereto, the exhibits thereto and any schedules thereto, at the time it became effective, and including the Rule 430C Information, is herein called the “Registration Statement”. Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein called the “Rule 462(b) Registration Statement”, and after such filing the term “Registration Statement” shall include the Rule 462(a) Registration Statement. The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Notes, which will include the Base Prospectus and a final prospectus supplement, is herein called the “Prospectus”. For purposes of this Agreement, all references to the Registration Statement, the Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system (“EDGAR”).

The Company filed a Form N-54A “Notification of Election to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the Investment Company Act” (File No. 814-00789) (the “Notification of Election”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “1940 Act”) with the Commission on April 21, 2010.

The Company has entered into (i) an investment management agreement, dated as of April 1, 2010 (as amended, modified and restated from time to time, the “Investment Management Agreement”), with THL Advisors, registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”) and (ii) an Administration Agreement, dated as of July 23, 2009 (as amended, modified and restated from time to time, the “Administration Agreement”), with THL Advisors. The THL Entities have also entered into a License Agreement, dated as of September 15, 2009 (as amended, modified and restated from time to time, the “License Agreement”), with Thomas H. Lee Partners, L.P., a Delaware limited partnership (“THL Partners”), which owns the trade name and service mark THL, for the grant of a license by THL Partners to each of the THL Entities to use the THL mark in association with the commercial activities of the THL Entities. This Agreement, the Investment Management Agreement, the Administration Agreement and the License Agreement are hereinafter referred to collectively as the “Company Agreements”.

SECTION 1.    Representations and Warranties.

(a)    Representations and Warranties relating to the Company. The THL Entities, jointly and severally, hereby represent and warrant to each Underwriter as of the date hereof, as of the Applicable Time referred to in Section 1(a)(i) hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Option Closing Time (as defined below) (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i)    Compliance with Registration Requirements. The Company is eligible to use Form N-2. Each of the Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement, any Rule 462(b) Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the knowledge of the THL Entities, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with by the THL Entities.

At the respective times the Registration Statement, any Rule 462(b) Registration Statement, and any post-effective amendments thereto became effective, at the Applicable Time and at the Closing Time (and, if any Option Notes are purchased, at the Option Closing Time), the Registration Statement, the Rule 462(b) Registration Statement and any amendments thereto, as the case may be, complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the 1940 Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto (including any prospectus wrapper), at the time the Prospectus or any such amendment or supplement was issued, and at the Closing Time (and, if any Option Notes are purchased, at the Option Closing Time), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not prepared, used or referred to, and will not prepare, use or refer to, any free writing prospectus as defined in Rule 405 under the 1933 Act.

The Preliminary Prospectus (when filed) and the Prospectus (as of its date) complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the Trust Indenture Act of 1939, as amended (the “1939 Act”), and the 1940 Act. The Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. As of the date hereof, as of the Applicable Time (as defined below) and as of the Closing Time (and, if any Option Notes are purchased, at the Option Closing Time), the Preliminary Prospectus and the information included on Schedule B hereto considered together (collectively, the “General Disclosure Package”) did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 4:30 p.m. (New York City time) on October 2, 2018 or such other time as agreed by the Company and the Representative.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or the General Disclosure Package made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430C Information, the Preliminary Prospectus, the Prospectus (or any amendment or supplement thereto) or the General Disclosure Package. For purposes of this Agreement, the only information so furnished shall be the information in the Prospectus in the first paragraph under the heading “Underwriting—Price Stabilization, Short Positions” (collectively, the “Underwriter Information”).

(ii)    Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants as required by the 1933 Act, the 1933 Act Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(iii)    Financial Statements. The financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus (including any financial statement of a subsidiary included pursuant to the requirements of Rule 3-09 of Regulation S-X), together with the related schedules and notes, present fairly the financial position of the Company and/or its subsidiaries, as applicable, at the dates indicated and the results of operations, stockholders’ equity and cash flows of the Company and/or its subsidiaries, as applicable, for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act, 1933 Act Regulations and the 1940 Act.

(iv)    No Material Adverse Change in Business. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, since the respective dates as of which information is given in Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company or any of its subsidiaries, whether or not arising in the ordinary course of business ( a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company or any of its subsidiaries, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock or repurchase or redemption by the Company of any class of capital stock.

(v)    Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under the Company Agreements, the Indenture and the Notes; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vi)    Good Standing of Subsidiaries. None of the Company’s consolidated subsidiaries is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X.

(vii)    Portfolio Company. As of June 30, 2018, the Company did not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than those corporations or other entities described in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Portfolio Companies” and the subsidiaries listed in Item 28 of the Registration Statement.

(viii)    Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement, the General Disclosure Package and Prospectus. The shares of issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(ix)    Authorization of Company Agreements. The Company Agreements have been duly authorized, executed and delivered by the Company. Each of the Company Agreements is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnity and contribution hereunder and thereunder may be limited by general equitable principles or federal or state securities laws or public policy underlying such laws.

(x)    Authorization and Description of the Indenture; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly qualified under the 1939 Act. The Base Indenture has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Trustee, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnity and contribution hereunder and thereunder may be limited by general equitable principles or federal or state securities laws or public policy underlying such laws. The Third Supplemental Indenture has been duly authorized and, when executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnity and contribution hereunder and thereunder may be limited by general equitable principles or federal or state securities laws or public policy underlying such laws. The Indenture conforms to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xi)    Authorization and Description of Notes; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnity and contribution hereunder and thereunder may be limited by general equitable principles or federal or state securities laws or public policy underlying such laws. The Notes conform to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xii)    Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the 1933 Act.

(xiii)    Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its certificate of incorporation, charter, bylaws or similar organizational documents, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of the Company Agreements, the Indenture and the Notes and the consummation of the transactions contemplated therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Notes and the use of the proceeds from the sale of the Notes as described therein under the caption “Use of Proceeds”) and compliance by the Company and its subsidiaries with its obligations under the Company Agreements, the Indenture and the Notes have been duly authorized by all necessary corporate actions and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the certificate of incorporation, charter, bylaws or similar organizational documents of the Company and its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xiv)    Absence of Labor Dispute. Neither the Company nor any of its subsidiaries has any employees. The THL Entities are not aware of any existing or imminent labor disturbance by the employees of any of the Company’s principal suppliers, sources of business referrals, customers or contractors which could result in a Material Adverse Effect.

(xv)    Absence of Proceedings. Except as disclosed in the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Government Entity now pending or, to the knowledge of the THL Entities, threatened, against or affecting the Company or any of its subsidiaries, which might result in a Material Adverse Effect; or which might materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in the Company Agreements, the Indenture or the Notes or the performance by the Company of its obligations thereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries are a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, could not result in a Material Adverse Effect.

(xvi)    Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required. Notwithstanding the foregoing, as of the date hereof, the Company has not filed certain contracts and documents related to the offering of the Notes as contemplated by this Agreement, although all such exhibits will be filed by post-effective amendment on or prior to the Closing Time pursuant to Rule 462(d) of the 1933 Act Regulations.

(xvii)    Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the businesses now operated by them, and the Company and its subsidiaries have not received any notice or are otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xviii)    Required Actions. The Company, subject to the filing of the Prospectus under Rule 497 and the filing of a post-effective amendment adding certain exhibits related to the sale of the Notes as exhibits to the Registration Statement, has taken all required actions under the 1933 Act, the 1933 Act Regulations, the 1939 Act and the 1940 Act to make the public offering and consummate the sale of the Notes as contemplated by this Agreement.

(xix)    Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Government Entity is necessary or required for the performance by the Company or any of its subsidiaries of its obligations under the Company Agreements, Indenture or the Notes, in connection with the offering, issuance or sale of the Notes hereunder, as applicable, or the consummation of the transactions contemplated by the Company Agreements, the Indenture or the Notes, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the 1940 Act, the 1939 Act, the rules of the New York Stock Exchange, state securities laws or the rules of the Financial Industry Regulatory Authority (“FINRA”).

(xx)    Offers to Sell. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and, prior to the later to occur of (A) the Closing Time and (B) completion of the distribution of the Notes, will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes other than (x) the Registration Statement, the Preliminary Prospectus and the Prospectus, and any amendment or supplement to any of the forgoing and (y) any prospectus wrapper. All Marketing Materials (as defined below) were used in accordance with Section 3. Each of the Marketing Materials and the prospectus wrapper is not inconsistent with the Registration Statement, the Preliminary Prospectus and the Prospectus, and when taken together with the General Disclosure Package, at the Applicable Time, did not contain any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xxi)    Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by the Company and its subsidiaries, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. None of the Company or any of its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxii)    Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and such subsidiaries, and good title to all other properties owned by the Company and such subsidiaries, respectively, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (B) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company or any of its subsidiaries, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package or the Prospectus, are in full force and effect, and neither the Company nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxiii)    Accounting Controls and Disclosure Controls. The Company and each of its subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”)) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxiv)    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxv)    Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed or extended on a timely basis and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2016 have been settled and no assessment in connection therewith has been made against the Company or its subsidiaries. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by it pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company, or any of its subsidiaries.

(xxvi)    Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring the Company or its business, assets, employees, officers and directors, including without limitation the Company’s directors and officers errors and omissions insurance policy and its fidelity bond as required by Rule 17g-1 of the 1940 Act, are in full force and effect. The THL Entities have no reason to believe that the Company or any of its subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxvii)    Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the THL Entities believe, after reasonable inquiry, to be reliable and accurate, and, to the extent required, the Company has obtained the written consent to the use of such data from such source.

(xxviii)    Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the knowledge of the THL Entities, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the THL Entities, their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxix)    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the THL Entities, threatened.

(xxx)    OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the THL Entities, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the U.S. federal government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxi)    Payment and Receipt of Funds. None of the Company or any of its subsidiaries or, to the knowledge of the THL Entities, any director, officer, agent employee, affiliate or person acting on behalf of the Company or any of its subsidiaries has made any payment of funds of the Company or any of its subsidiaries or received or retained any funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus.

(xxxii)    Rule 38a-1 Compliance Policies. The Company has adopted and implemented written policies and procedures pursuant to Rule 38a-1 under the 1940 Act reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Company, including policies and procedures that provide oversight of compliance of each investment.

(xxxiii)    Investment Company Act. The Company is not required, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the 1940 Act.

(xxxiv)    Registration. The Company is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the advisory and management agreements with its managed funds and accounts as contemplated by the Prospectus and Registration Statement. There does not exist any proceeding or, to the knowledge of the THL Entities, any facts or circumstances the existence of which could lead to any proceeding which might adversely affect the registration of the Company with the Commission.

(xxxv)    Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or to result in a violation of Regulation M under the 1934 Act.

(xxxvi)    Notification of Election. When the Notification of Election was filed with the Commission, it (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(xxxvii)    Election as a Business Development Company. The Company has elected, by filing the Notification of Election, to be treated by the Commission under the 1940 Act as a “business development company” (the “BDC Election”). The Company will not, as of the Closing Time for the Initial Notes and the Option Closing Time for any Option Notes, have filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act. The BDC Election is effective and no order of suspension or revocation of such election has been issued or proceedings therefor initiated or threatened by the Commission.

(xxxviii)    Investment Management Agreement in Compliance with Laws. The terms of the Investment Management Agreement, including compensation terms, comply with all applicable provisions of the 1940 Act and the Advisers Act, including without limitation Section 15 of the 1940 Act and Section 205 of the Advisers Act, each as applicable to business development companies.

(xxxix)    All Necessary Approvals of Investment Management Agreement. The approval by the board of directors and the sole initial shareholder of the Company of the Investment Management Agreement has been made in accordance with the requirements of Section 15 of the 1940 Act applicable to companies that have elected to be “business development companies” under the 1940 Act.

(xl)    Compliance of Agreements with 1940 Act. Each of the Company Agreements, the Indenture and the Notes complies in all material respects with all applicable provisions of the 1933 Act, the 1933 Act Regulations, the 1940 Act and the Advisers Act.

(xli)    Interested Persons. Except as disclosed in the Prospectus, the General Disclosure Package and Registration Statement, (A) no person is serving or acting as an officer, director or investment adviser of the Company except in accordance with the provisions of the 1940 Act and the Advisers Act and (B) no director of the Company is an “interested person” (as defined in the 1940 Act) of the Company or an “affiliated person” (as defined in the 1940 Act) of any of the Underwriters. Each of the independent directors named in the Prospectus satisfies the independence standards established by the New York Stock Exchange.

(xlii)    Operations Comply with the 1940 Act. The operations of the Company and its subsidiaries are in compliance in all material respects with the provisions of the 1940 Act applicable to “business development companies. The provisions of the certificate of incorporation, charter, bylaws and other similar organizational documents of the Company and its subsidiaries, and the investment objectives, policies and restrictions described in the Prospectus, the General Disclosure Package and Registration Statement, assuming they are implemented as so described, comply and will comply in all material respects with the requirements of the 1940 Act. The Company confirms that it believes that its assets will provide adequate cover to satisfy its unfunded commitments.

(xliii)    Conditions for Use of Form N-2. The Company has satisfied the conditions for the use of Form N-2, as set forth in the general instructions thereto, with respect to the Registration Statement.

(xliv)    RIC Compliance. The Company qualifies, and intends to continue to operate its business so as to continue to qualify, as a “regulated investment company” (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company also intends to direct the investment of the proceeds received by it from the sale of the Notes in such a manner as to comply with the requirements of Subchapter M of the Code.

(xlv)    Lending Relationship. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and its subsidiaries (i) do not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) do not intend to use any of the proceeds from the sale of the Notes to repay any outstanding debt owed to any affiliate of any Underwriter.

(xlvi)    Absence of Business Relationships. There are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the Registration Statement, the General Disclosure Package and the Prospectus which have not been described as required.

(xlvii)    Absence of Extensions of Credit. None of the Company or any of its subsidiaries have, directly or indirectly, extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the THL Entities, or to or for any family member or affiliate of any director or executive officer of the THL Entities.

(xlviii)    FINRA. To the Company’s knowledge, there are no affiliations or associations between any member of FINRA participating in the offering and sale of the Notes and any of the Company’s officers, directors or securityholders, except as set forth in the Prospectus. All of the information provided to the underwriters or to counsel for the underwriters by the Company and to the knowledge of the Company, its officers and directors and the holders of any securities of the Company in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Conduct Rule 5110 is true, complete and correct in all material respects.

(xlix)    Commodity Pool Operator. The Company is exempt from registration as a “commodity pool operator” under the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (collectively, the “CEA”).

(l)    Logan JV. THL Credit Logan JV LLC (the “Logan JV”) has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or to be in good standing would not result in a Material Adverse Effect.

(b)    Representations and Warranties relating to THL Advisors. THL Advisors hereby represents and warrants as of the date hereof, as of the Applicable Time referred to in Section 1(a)(i), as of the Closing Time referred to in Section 2(c) hereof, and as of each Option Closing Time (if any) referred to in Section 2(b) hereof, and agree with each Underwriter, as follows:

(i)    No Material Adverse Change in Business. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of THL Advisors, whether or not arising in the ordinary course of business (a “THL Advisors Material Adverse Effect”), and (B) there have been no transactions entered into by THL Advisors, other than with respect to the acquisition of the collateral management business of Kramer Van Kirk Credit Strategies LP and those in the ordinary course of business, which are material with respect to THL Advisors.

(ii)    Good Standing of THL Advisors. THL Advisors has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Prospectus and the General Disclosure Package and to enter into and perform its obligations under the Company Agreements to which it is a party; and THL Advisors is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect or a THL Advisors Material Adverse Effect.

(iii)    Authorization of Company Agreements; Enforceability. The Company Agreements to which THL Advisors is a party have been duly authorized, executed and delivered by THL Advisors and are valid and binding agreements of THL Advisors, enforceable against THL Advisors in accordance with their respective terms except as the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnity and contribution hereunder and thereunder may be limited by general equitable principles or federal or state securities laws or public policy underlying such laws.

(iv)    Absence of Defaults and Conflicts. THL Advisors is not (A) in violation of its certificate of formation, operating agreement or similar organizational documents, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which THL Advisors is a party or by which it may be bound or to which any of the properties or assets of THL Advisors is subject (collectively, “THL Advisors Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect, or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect. The execution, delivery and performance of the Company Agreements to which THL Advisors is a party and the consummation of the transactions contemplated therein and herein and in the Registration Statement, the General Disclosure Package and the Prospectus, and compliance by THL Advisors with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or THL Advisors Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of THL Advisors pursuant to, the THL Advisors Agreements and Instruments (except for such conflicts, breaches, defaults or THL Advisors Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect), nor will such action result in any violation of the provisions of the certificate of formation, operating agreement or similar organizational documents of THL Advisors or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity. As used herein, a “THL Advisors Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by THL Advisors.

(v)    Absence of Employment Disputes; Departures of Key Employees. No employment dispute with any investment professionals or key employees of THL Advisors exists or, to the knowledge of each THL Entity, is imminent, and the THL Entities are not aware of any existing or imminent departure of any key employee of THL Advisors.

(vi)    Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Government Entity now pending or, to the knowledge of THL Advisors, threatened, against or affecting THL Advisors, which might result in a Material Adverse Effect or a THL Advisors Material Adverse Effect, or which might materially and adversely affect the properties or assets of the Company or THL Advisors or the consummation of the transactions contemplated in the Company Agreements to which THL Advisors is a party or the performance by THL Advisors of its obligations hereunder and thereunder; the aggregate of all pending legal or governmental proceedings to which THL Advisors is a party or of which any of its property or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, could not result in a Material Adverse Effect or a THL Advisors Material Adverse Effect.

(vii)    Possession of Intellectual Property. THL Advisors owns or possesses, or can acquire on reasonable terms, Intellectual Property necessary to carry on the business now operated by it (“THL Advisors Intellectual Property”), and THL Advisors has not received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any THL Advisors Intellectual Property or of any facts or circumstances which would render any THL Advisors Intellectual Property invalid or inadequate to protect the interest of THL Advisors therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect or THL Advisors Material Adverse Effect.

(viii)    Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any Governmental Entity is necessary or required for the performance by THL Advisors of its obligations under the Company Agreements to which it is a party, in connection with the offering or the consummation of the transactions contemplated by such Company Agreements, except such as have been already obtained.

(ix)    Absence of Manipulation. Neither THL Advisors nor any affiliate, officer or controlling person of THL Advisors has taken, nor will THL Advisors or any affiliate, officer or controlling person take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(x)    Registration. THL Advisors is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Management Agreement for the Company as contemplated by the Prospectus and Registration Statement. There does not exist any proceeding or, to the knowledge of THL Advisors, any facts or circumstances the existence of which could lead to any proceeding which might adversely affect the registration of THL Advisors with the Commission.

(xi)    Financial Resources. THL Advisors has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement, the Prospectus and the General Disclosure Package and under the Company Agreements to which THL Advisors is a party.

(xii)    Possession of Licenses and Permits. THL Advisors possesses such Governmental Licenses issued by the appropriate Governmental Entities necessary to conduct the business now operated by THL Advisors, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect; THL Advisors is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect or a THL Advisors Material Adverse Effect; and THL Advisors has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect or a THL Advisors Material Adverse Effect.

(xiii)    Insurance. THL Advisors is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring THL Advisors are in full force and effect. The THL Entities have no reason to believe that THL Advisors will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect or a THL Advisors Material Adverse Effect. THL Advisors has not been denied any insurance coverage which it has sought or for which it has applied.

(xiv)    Foreign Corrupt Practices Act. Neither THL Advisors nor, to the knowledge of THL Advisors, any director, officer, agent, employee, affiliate or other person acting on behalf of THL Advisors, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and THL Advisors and, to the knowledge of THL Advisors, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xv)    Money Laundering Laws. The operations of THL Advisors are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any Governmental Entity involving THL Advisors with respect to the Money Laundering Laws is pending or, to the best knowledge of THL Advisors, threatened.

(xvi)    OFAC. Neither THL Advisors nor, to the knowledge of THL Advisors, any director, officer, agent, employee, affiliate or representative of THL Advisors is a Person currently the subject or target of any Sanctions, nor is THL Advisors located, organized or resident in a country or territory that is the subject of Sanctions; and THL Advisors will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xvii)    Investment Management Agreement in Compliance with Laws. The terms of the Investment Management Agreement, including compensation terms, comply with all applicable provisions of the 1940 Act and the Advisers Act, including without limitation Section 15 of the 1940 Act and Section 205 of the Advisers Act, each as applicable to business development companies.

(xviii)    Compliance Policies. THL Advisors has adopted and implemented written policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act reasonably designed to prevent violation of the Advisers Act by THL Advisors.

(xix)    Description of THL Advisors. The description of THL Advisors in the Registration Statement, the General Disclosure Package and the Prospectus, including in its roles as investment adviser and administrator to the Company, is accurate in all material respects.

(xx)    Access to Properties. THL Advisors owns or has access to all properties and assets as are necessary to the conduct of its operations as presently conducted.

(xxi)    Commodity Pool Operator. THL Advisors is exempt from registration as a “commodity pool operator” under the CEA.

(c)    Officer’s Certificates. Any certificate signed by any officer of any THL Entity and delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by such THL Entity to each Underwriter as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Underwriters; Closing.

(a)    Initial Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price to be paid by the Underwriters set forth in Schedule B, the aggregate principal amount of Initial Notes set forth in Schedule A opposite the name of such Underwriter, plus any additional amount of Initial Notes which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representative in its sole discretion shall make as to be only in multiplies of $25.

(b)    Option Notes. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase the Option Notes at the same price to be paid for the Initial Notes (without giving effect to any accrued interest from the Closing Time to the relevant Option Closing Time, as defined below). The option granted by this Section 2(b) may be exercised only to cover over-allotments, if any, in the sale of the Initial Notes. The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Representative to the Company setting forth the aggregate principal amount of Option Notes as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Notes. Any such time and date of delivery (each, an “Option Closing Time”) shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Notes, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the aggregate principal amount of Option Notes then being purchased which the aggregate principal amount of Initial Notes set forth in Schedule A opposite the name of such Underwriter bears to the aggregate principal amount of Initial Notes, subject, in each case, to such adjustments as the Representative in its sole discretion shall make as to be only in multiplies of $25.

(c)    Payment. Payment of the purchase price for, and delivery of the Initial Notes shall be made at the offices of Proskauer Rose LLP, 1001 Pennsylvania Avenue NW, Suite 600 South, Washington, D.C. 20004, or at such other place as shall be agreed upon by the Representative and the Company, at 9:30 A.M. (New York City time) on the second (third, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

In addition, in the event that any or all of the Option Notes are purchased by the Underwriters, payment of the purchase price for, and delivery of such Option Notes shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Option Closing Time as specified in the notice from the Representative to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representative for the respective accounts of the Underwriters of the Notes to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Notes and the Option Notes, if any, which it has agreed to purchase. Keefe Bruyette, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Notes or the Option Notes, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Option Closing Time, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d)    Denominations; Registration. The Initial Notes and the Option Notes, if any, shall be in $25 denominations and registered in such names as the Representative may request in writing at least one full business day before the Closing Time or the relevant Option Closing Time, as the case may be. The Initial Notes and the Option Notes, if any, will be made available for examination and packaging by the Representative in The City of New York not later than 10:00 A.M. (New York City time) on the business day prior to the Closing Time or the relevant Option Closing Time, as the case may be.

SECTION 3.    Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)    Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430C and Rule 497 and will notify the Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or (e) of the 1933 Act concerning the Registration Statement, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Company will promptly effect all filings required under Rule 497, the manner and within the time period required by Rule 497 and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)    Filing of Amendments. The Company will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to the Preliminary Prospectus, the General Disclosure Package or to the Prospectus, and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall object. The Company has given the Underwriters notice of any filings made pursuant to the 1934 Act or the rules and regulations promulgated thereunder within 48 hours prior to the Applicable Time; the Company will give the Underwriters notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall object.

(c)    Delivery of Commission Filings. The Company has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, copies of the Registration Statement as originally filed, and of each amendment thereto (including exhibits filed therewith) and signed copies of all consents and certificates of experts, and, will also deliver to the Representative, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)    Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172 would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)    Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations and the 1939 Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f)    Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications in effect for so long as required to complete the distribution of the Notes or as the Representative requests; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)    Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds”.

(i)    Listing. The Company will use its reasonable best efforts to effect within thirty (30) days of the Closing Time and to maintain the listing of the Notes on the New York Stock Exchange.

(j)    Restriction on Sale of Notes. During a period of thirty (30) days from the date of the Prospectus, the Company will not, without the prior written consent of the Representative, (i) directly or indirectly, offer, lend, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued by the Company which are substantially similar to the Notes or any securities convertible into or exercisable or exchangeable for or repayable with debt securities issued by the Company which are substantially similar to the Notes or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Notes, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Notes or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the registration and sale of the Notes to be sold hereunder.

(k)    Reporting Requirements. The Company, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by such act, rule or regulation.

(l)    Business Development Company Status. The Company will use its reasonable best efforts to maintain its status as a “business development company” under the 1940 Act; provided, however, the Company may change the nature of its business so as to cease to be, or withdraw its election as, a business development company, with the approval of the board of directors and a vote of stockholders as required by Section 58 of the 1940 Act or any successor provision.

(m)    Regulated Investment Company Status. The Company will use its reasonable best efforts to qualify to be treated as a regulated investment company under Subchapter M of the Code as long as it is a business development company.

(n)    Accounting Controls. The Company will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) material information relating to the Company and its subsidiaries and the assets managed by the Adviser is promptly made known to the officers responsible for establishing and maintaining the system of internal accounting controls; and (B) any significant deficiencies or weaknesses in the design or operation of internal accounting controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud whether or not material that involves management or other employees who have a significant role in internal controls, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s board of directors.

(o)    Marketing Materials. Before using, authorizing, approving or referring to any Marketing Materials, the Company will furnish to the Representative and counsel for the Underwriters a copy of such Marketing Materials for review and will not use, authorize, approve or refer to any such materials to which the Representative or counsel to the Underwriters objects.

SECTION 4.    Payment of Expenses.

(a)    Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of the Preliminary Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the Notes to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes to the Underwriters, (iv) the fees and disbursements of the Company’s and THL Advisors’ counsel, accountants and other advisors, (v) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (vii) the fees and expenses of the Trustee, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Notes up to $10,000, (ix) the fees and expenses incurred in connection with the listing of the Notes on the New York Stock Exchange, (x) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Notes made by the Underwriters caused by a breach of the representation contained in the third paragraph of Section 1(a)(i) hereof and (xi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company, THL Advisors and of the Representative and any such consultants; provided, however, that the Representative will pay, or cause to be paid, fifty percent (50%) of the rental cost of any aircraft and other transportation chartered by the Representative in connection with the road show.

(b)    Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5, Section 9(a) or Section 10 hereof, the Company and THL Advisors, jointly and severally, shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.    Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the THL Entities contained herein or in certificates of any officer of the THL Entities delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)    Effectiveness of Registration Statement; BDC Election; Rule 430C Information. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information. The Prospectus shall have been filed with the Commission in the manner and within the time frame required by Rule 497. The BDC Election is effective and at the Closing Time no order of suspension or revocation of such election to be treated as a business development company under the Investment Company Act has been issued or proceedings therefor initiated or threatened by the Commission.

(b)    Opinions of Counsel for the THL Entities. At the Closing Time, the Representative shall have received the favorable opinions, dated the Closing Time, of Simpson, Thacher & Bartlett LLP, counsel for the THL Entities, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

(c)    Negative Assurance Letter. At the Closing Time, the Representative shall have received the favorable negative assurance letter, dated the Closing Time, of Simpson, Thacher & Bartlett LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Underwriters may reasonably request.

(d)    Opinion of Counsel for Underwriters. At the Closing Time, the Representative shall have received the favorable opinion, dated the Closing Time, of Proskauer Rose LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the THL Entities and certificates of public officials.

(e)    Officers’ Certificate of the Company. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, the Registration Statement or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or the President, and of the chief financial or chief accounting officer, of the Company, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company herein are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(f)    Officers’ Certificate of THL Advisors. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the Prospectus or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of THL Advisors, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or a President, and of the chief financial or chief accounting officer, of THL Advisors, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of THL Advisors herein are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) THL Advisors has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(g)    Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Pricewaterhouse Coopers LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(h)    Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from Pricewater house Coopers LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(g) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(i)    Approval of Listing. At the Closing Time, the Notes shall have been approved for inclusion in the New York Stock Exchange, subject only to official notice of issuance.

(j)    No Objection. FINRA shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Notes.

(k)    Indenture. The Company and the Trustee shall have executed and delivered each of the Third Supplemental Indenture and the Notes.

(l)    Conditions to Purchase of Option Notes. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Notes, the representations and warranties of the THL Entities contained herein and the statements in any certificates furnished by the THL Entities hereunder shall be true and correct as of each Option Closing Time and, at the relevant Option Closing Time, the Representative shall have received:

(i)    Officers’ Certificate of the Company. A certificate, dated such Option Closing Time, of the Chief Executive Officer or a President, and of the chief financial or chief accounting officer, of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Option Closing Time.

(ii)    Officers’ Certificate of THL Advisors. A certificate, dated such Option Closing Time, of the Chief Executive Officer or a President, and of the chief financial or chief accounting officer, of THL Advisors confirming that the certificate delivered at the Closing Time pursuant to Section 5(f) hereof remains true and correct as of such Option Closing Time.

(iii)    Opinions of Counsel for the THL Entities. The favorable opinion of Simpson, Thacher & Bartlett LLP, counsel for THL Entities, in form and substance satisfactory to counsel for the Underwriters, dated such Option Closing Time, relating to the Option Notes to be purchased on such Option Closing Time and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iv)    Negative Assurance Letter. The favorable negative assurance letter from Simpson, Thacher & Bartlett LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Option Closing Time, and otherwise to the same effect as the negative assurance statement required by Section 5(c) hereof.

(v)    Opinion of Counsel for Underwriters. The favorable opinion of Proskauer Rose LLP, counsel for the Underwriters, dated such Option Closing Time, relating to the Option Notes to be purchased on such Option Closing Time and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(vi)    Bring-down Comfort Letter. A letter from Pricewaterhouse Coopers LLP, in form and substance satisfactory to the Representative and dated such Option Closing Time, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 5(h) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Option Closing Time.

(m)    Additional Documents. At the Closing Time and at each Option Closing Time (if any) counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as contemplated herein, shall be satisfactory in form and substance to the Representative and counsel for the Underwriters.

(n)    Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Notes on a Option Closing Time which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Notes, may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time or such Option Closing Time, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7, 8, 11 and 13 through 19 hereof shall survive any such termination and remain in full force and effect.

SECTION 6.    Indemnification.

(a)    Indemnification of Underwriters. The THL Entities, jointly and severally, agree to indemnify and hold harmless each Underwriter, its directors, officers, and employees, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430C Information or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in the Preliminary Prospectus, the General Disclosure Package, the Prospectus or any prospectus wrapper (or any amendment or supplement thereto) or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in the Preliminary Prospectus, General Disclosure Package, Prospectus, or in any Marketing Materials therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company or THL Advisors, as applicable; and

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430C Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)    Indemnification of Company, Directors and Officers and THL Advisors. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and THL Advisors against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430C Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.    Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the THL Entities on the one hand and the Underwriters on the other hand from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the THL Entities on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the THL Entities on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus bear to the aggregate purchase price of the Notes as set forth on the cover of the Prospectus.

The relative fault of the THL Entities on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the THL Entities or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The THL Entities and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Notes underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, (i) each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s directors, officers, employees, Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and (ii) each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Initial Notes set forth opposite their respective names in Schedule A hereto and not joint.

Notwithstanding any other provision of Section 6 and this Section 7, no party shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(i) of the 1940 Act.

SECTION 8.    Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or THL Advisors submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Company or any person controlling THL Advisors and (ii) delivery of and payment for the Notes.

SECTION 9.    Termination of Agreement.

(a)    Termination; General. The Representative, in its absolute discretion, may terminate this Agreement, by notice to the THL Entities, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representative, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the Prospectus or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce any contracts for the sale of the Notes, (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission, the Nasdaq Global Select Market or the New York Stock Exchange, or if trading generally on the NYSE Amex or the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other Governmental Entity, (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 11 and 13 through 19 hereof shall survive such termination and remain in full force and effect.

SECTION 10.    Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Option Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Notes”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)    if the aggregate principal amount of Defaulted Notes does not exceed 10% of the aggregate principal amount of Notes to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)    if the aggregate principal amount of Defaulted Notes exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, this Agreement or, with respect to any Option Closing Time which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Notes to be purchased and sold on such Option Closing Time shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Option Closing Time which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Notes, as the case may be, either the Representative or the Company shall have the right to postpone the Closing Time or the relevant Option Closing Time, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Keefe, Bruyette & Woods, Inc. at 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attention: Capital Markets; notices to the Company shall be directed to it at THL Credit, Inc., 100 Federal Street, Boston, MA 02110, attention of Terrence W. Olson (facsimile: (877) 494-9096); and notices to THL Advisors shall be directed to it at THL Credit Advisors LLC, 100 Federal Street, Boston, MA 02110, attention of Terrence W. Olson (facsimile: (877) 494-9096).

SECTION 12.    No Advisory or Fiduciary Relationship.

(a)    No Fiduciary Obligation. Each of the THL Entities acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the purchase price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and THL Advisors, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering of the Notes and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the THL Entities, or their respective stockholders, creditors, employees or any other party, (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the THL Entities with respect to the offering of the Notes or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the THL Entities on other matters) and no Underwriter has any obligation to the THL Entities with respect to the offering of the Notes except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the THL Entities, and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Notes and each of the THL Entities has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(b)    Research Analyst Independence. Each of the THL Entities acknowledges and agrees that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the THL Entities and/or the offering that differ from the views of their respective investment banking divisions. The THL Entities hereby waive and release, to the fullest extent permitted by law, any claims that the THL Entities may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the THL Entities by such Underwriters’ investment banking divisions. The THL Entities acknowledge that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

SECTION 13.    Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the THL Entities and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the THL Entities and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the THL Entities and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.    Trial by Jury. Each of the THL Entities (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 16.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 17.    Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the THL Entities in accordance with its terms.

Very truly yours,

THL CREDIT, INC.

By:	/s/ Terrence W. Olson
Name: Terrence W. Olson
Title: Chief Operating Officer and Chief Financial Officer

THL CREDIT ADVISORS LLC

By:	/s/ Terrence W. Olson
Name: Terrence W. Olson
Title: Chief Operating Officer and Chief Financial Officer

[Underwriting Agreement Signature Page]

CONFIRMED AND ACCEPTED,

as of the date first above written:

Keefe, Bruyette & Woods, Inc.
as Representative of the several Underwriters

By:	KEEFE, BRUYETTE & WOODS, INC.

	By:	/s/ Allen G. Laufenberg
	Name:	Allen G. Laufenberg
	Title:	Managing Director

[Underwriting Agreement Signature Page]

SCHEDULE A

Name of Underwriter	Aggregate Principal Amount of Initial Notes to be Purchased
Keefe, Bruyette & Woods, Inc.	$22,500,000
Janney Montgomery Scott LLC	$5,750,000
B. Riley FBR, Inc.	$4,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$5,250,000
D.A. Davidson & Co.	$5,250,000
Ladenburg Thalmann & Co. Inc.	$4,250,000
William Blair & Company, L.L.C.	$2,750,000

Total	$50,000,000

Sch A